Exhibit 99.1

Blueknight Energy Partners, L.P. Announces New Trading Symbol

Tulsa, Okla. – December 10, 2009/BUSINESS WIRE/ –

Blueknight Energy Partners, L.P. (the “Partnership”) (Pink Sheets: SGLP.PK) today announced that the trading symbol for its common units will be changed to “BKEP” effective at the open of business on December 11, 2009 and that its common units will continue to trade on the Pink Sheets.  This trading symbol change supports the recent change of the Partnership’s name from SemGroup Energy Partners, L.P. to Blueknight Energy Partners, L.P.

About Blueknight Energy Partners, L.P.

The Partnership owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing, Oklahoma interchange, approximately 1,150 miles of crude oil pipeline located primarily in Oklahoma and Texas, over 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt and residual fuel storage located at 46 terminals in 23 states. The Partnership provides crude oil terminalling and storage services, crude oil gathering and transportation services and asphalt services.  The Partnership is based in Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.BKEP.com.

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Blueknight Energy Partners Investor Relations Contact:
Bailey Jones
918.237.4032
investor@bkep.com